Exhibit 99.1

Press Release

Company Contact:	Investor Contact:
Mark A. Varney, Ph.D.	Erika Moran/ Dian Griesel, Ph.D.
President and CEO	Media Contact:
Cortex Pharmaceuticals, Inc.	Janet Vasquez
949.727.3157	The Investor Relations Group
212.825.3210

Cortex Reacquires All Ampakine® Compounds, Related Patents and Exclusive Global Rights for

Respiratory Depression From Biovail

– The transaction results in a return of all previously transferred assets and rights to Cortex –

IRVINE, CA (March 16, 2011) — Cortex Pharmaceuticals, Inc. (OTCBB (CORX.OB)) announced that it has entered into an agreement with Biovail Laboratories International SRL (“Biovail”), a wholly-owned subsidiary of Valeant Pharmaceuticals International, Inc. (“Valeant”), to regain the AMPAKINE® assets and rights related to respiratory depression.

Under the new agreement, Cortex will make an upfront payment to Biovail of $200,000, and potential future payments of up to $15.15 million based on the achievement of certain development and NDA submission and approval milestones. Biovail is also eligible to receive additional payments based on Cortex’s net sales of an intravenous dosage form of the compounds for respiratory depression up to a maximum of $15 million. In addition, at any time following completion of Phase I clinical studies and prior to the end of Phase IIa clinical studies, Biovail retains an option to co-develop and co-market intravenous dosage forms of an AMPAKINE compound as a treatment for respiratory depression.

Biovail previously purchased these rights and compounds from Cortex in March 2010. Following its merger in September 2010, Valeant and Biovail conducted a strategic and financial review of the product development pipeline. As a result of that review, the decision was made that Biovail would exit this program and discussions were entered into between Biovail and Cortex.

“We are pleased that both companies were able to reach an agreement for the return of all AMPAKINE assets and intellectual property sold early last year to Biovail,” commented Mark A. Varney, Ph.D., President and CEO of Cortex.

The assets repurchased by Cortex include the Phase II AMPAKINE, CX717; the rights to an injectable form of CX1739 and all dosage forms of CX1942, the first water soluble intravenous pro-drug for an AMPAKINE compound; along with the exclusive global patent rights for the use of AMPAKINE compounds for the treatment of respiratory depression. Under the original agreement with Biovail, Cortex had retained rights to all non-intravenous dosage forms of CX1739 and to the use of AMPAKINE compounds as a treatment for sleep apnea.

Cortex earlier performed two phase IIa studies in Germany to obtain clinical “proof-of-concept” for the prevention of opiate-induced respiratory depression in humans. In these double-blind, placebo-controlled, crossover studies, baseline breathing rates were significantly depressed by the potent opiate, alfentanil. A single oral dose of CX717 prevented alfentanil-induced respiratory depression without interfering with the analgesic effects of the opiate. The opiate antagonist, naloxone, also reversed alfentanil-induced respiratory depression, as expected, but it reversed the pain-relieving properties of the opiate as well. The differentiating effect of the AMPAKINE technology is the ability to prevent respiratory depression, while maintaining the opiate’s analgesic effect.

Cortex Pharmaceuticals, Inc.

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for treating psychiatric disorders, neurological diseases and sleep apnea. Cortex is pioneering a class of proprietary pharmaceuticals called AMPAKINE® compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer’s disease. Many psychiatric diseases, including schizophrenia, occur as a result of imbalances in the brain’s neurotransmitter system. These imbalances may be improved by using the AMPAKINE technology. For additional information regarding Cortex, please visit the Company’s website at

Forward-Looking Statement

Note — This press release contains forward-looking statements concerning the Company’s research and development activities. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. The success of such activities depends on a number of factors, including the risks that the Company’s proposed products may at any time be found to be unsafe or ineffective for any or all of their proposed indications; that patents may not issue from the Company’s patent applications; that competitors may challenge or design around the Company’s patents or develop competing technologies; that the Company may have insufficient resources to undertake proposed clinical studies and that preclinical or clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company’s Securities and Exchange Commission filings, the Company’s proposed products will require additional research, lengthy and costly preclinical and clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not been approved for the treatment of any disease. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

More information at www.cortexpharm.com

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